Exhibit 10.2

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of March 27, 2020 by and between CULP, INC., a North Carolina corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of August 13, 2013, as amended by a First Amendment to Credit Agreement between Borrower and Bank dated as of July 10, 2015, by a Second Amendment to Credit Agreement between Borrower and Bank dated as of March 10, 2016, by a Third Amendment to Credit Agreement between Borrower and Bank dated as of August 1, 2016, by a Fourth Amendment to Credit Agreement between Borrower and Bank dated as of September 27, 2016, by a Fifth Amendment to Credit Agreement between Borrower and Bank dated as of August 13, 2018, and as further amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Amendments to Credit Agreement.  The Credit Agreement is hereby amended as set forth in this Section 1.

1.1The definition of “Applicable Margin” set forth in Article I of the Credit Agreement is amended and restated in its entirety to read as follows:

“(a)  “Applicable Margin” shall be 1.45% until the first Rate Determination Date (hereafter defined) after May 3, 2020, and as of and after such first Rate Determination Date after May 3, 2020 shall be determined based on the pricing grid set forth below and tied to the Consolidated Total Debt to Consolidated EBITDA ratio determined as set forth in Section 5.9(b):

Price Level	Consolidated Total Debt to Consolidated EBITDA Ratio	Applicable Margin
I	Less than 0.75 to 1.00	1.45%
II	Greater than or equal to 0.75 to 1.00 but less than 1.50 to 1.00	1.90%
III	Greater than or equal to 1.50 to 1.00 but less than 2.25 to 1.00	2.35%
IV	Greater than or equal to 2.25 to 1.00 but less than 3.00 to 1.00	2.80%

The Applicable Margin shall be determined effective as of the date (herein, the “Rate Determination Date”) which is 10 days after receipt by the Bank of the annual (in the case of the fourth Fiscal Quarter) and quarterly financial statements of the Borrower pursuant to the provisions of Section 5.3 for the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on such quarterly or annual financial statements, as the case may be, for the Fiscal Quarter then ended, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 10 days after receipt by the Bank of the financial statements for the next Fiscal Quarter (which latter date shall be a new Rate Determination Date); provided that if the Borrower shall have failed to deliver to the Bank the financial statements required to be delivered pursuant to the provisions of Section 5.3 with respect to the Fiscal Quarter most recently ended within the time period specified herein, then for the period beginning on the day which is 10 days after the required delivery date of such financial statements and ending on the earlier of (A) 10 days after the date on which the Borrower shall deliver to the Bank the financial statements to be delivered pursuant to the provisions of Section 5.3 with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) 10 days after the date on which the Borrower shall deliver to the Bank annual financial statements required to be delivered pursuant to the provisions of Section 5.3(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Margin shall be determined at Pricing Level IV set forth above.  Any change in the Applicable Margin as of any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to the Loans outstanding on such Rate Determination Date.”

1.2Section 2.1(a) of the Credit Agreement is hereby amended by (a) deleting “August 15, 2020” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “August 15, 2022”, and (b) deleting “TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00)” as the maximum principal amount of the Line of Credit and by substituting “THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00”) in lieu thereof.

1.3Section 2.2(a) of the Credit Agreement is hereby amended by deleting the sentence which reads “Each change in Daily One Month LIBOR shall become effective on each Business Day such change is announced within Bank.”

1.4Section 2.2(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b)Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR.  In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.”

1.5A new Section 2.4 is hereby added to the Credit Agreement, which shall read as follows:

“SECTION 2.4BENCHMARK REPLACEMENT PROVISIONS.  Notwithstanding anything to the contrary contained in this Agreement, in the Line of Credit Note or in any related Loan Document (for the purposes of these Benchmark Replacement Provisions, a Swap Agreement is not a Loan Document):

(a)Benchmark Replacement.  If a Benchmark Transition Event or an Early Opt-in Election, as applicable, occurs, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement, the Line of Credit Note or any related Loan Document.  Any Benchmark Replacement will become effective on the applicable Benchmark Replacement Date without any further action or consent of Borrower.

(b)Benchmark Replacement Conforming Changes.  Bank will have the right to make Benchmark Replacement Conforming Changes from time to time, and any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(c)Notices; Standards for Decisions and Determinations.  Bank will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Bank pursuant to these Benchmark Replacement Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and will be made in its sole discretion and without Borrower consent.

(d)Certain Defined Terms.  As used in this Note, each of the following capitalized terms has the meaning given to such term below:

(i)“Benchmark” means, initially, LIBOR (including Daily One Month LIBOR, if applicable); provided, however, that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Agreement.

(ii)“Benchmark Administrator” means, initially, ICE Benchmark Administration Limited, a United Kingdom company, or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

(iii)“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Bank as of the applicable Benchmark Replacement Date:

(1)the sum of: (A) Term SOFR or, if Bank determines that Term SOFR for the Corresponding Tenor cannot be determined, Term SOFR for the longest tenor that can be determined by Bank that is shorter than the Corresponding Tenor, and (B) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for Term SOFR; provided, however, that this clause (1) shall not apply (i) to any borrowings under the Line of Credit if a Swap Agreement is in effect with respect to all or any portion of the Line of Credit as of the Benchmark Transition Event or Early Opt-in Election, and (ii) to any borrowings under the Line of Credit that bear interest at Daily One Month LIBOR;

(2)the sum of: (A) the alternate rate of interest that has been selected by Bank as the replacement for the then-current Benchmark for the Corresponding Tenor (which, without limitation, may be compounded SOFR in arrears, term SOFR, Bank’s Prime Rate, or another benchmark selected by Bank); and (B) the applicable spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank.

With respect to Bank’s decisions under this paragraph (2):

(x) if a Swap Agreement relating to a portion of the line of Credit is in effect as of the Benchmark Transition Event or Early Opt-in Election, then Bank may without limitation, select (i) the benchmark referenced in the Swap Agreement, which may be the sum of a fallback rate and spread adjustment, for the entire balance of the Line of Credit, or (ii) the benchmark referenced in the Swap Agreement, which may be the sum of a fallback rate and spread adjustment, for the hedged portion of the Line of Credit, and the applicable Benchmark Replacement for the remaining non-hedged portion of the Line of Credit; and

(y) in the case of a replacement rate for Daily One Month LIBOR, Bank may, without limitation, select SOFR notwithstanding the availability or feasibility of determining a daily one month SOFR; and

(z) Bank’s selection of any applicable Benchmark Replacement shall give due consideration to (i) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such alternate rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

Provided, however, during any period of time that the Benchmark Replacement would be less than zero percent (0.0%), the Benchmark Replacement shall be deemed to be zero percent (0.0%) for the purposes of this Agreement, the Line of Credit Note and the related Loan Documents, subject to any applicable floor rate provision.

(iv)“Benchmark Replacement Conforming Changes” means any technical, administrative or operational changes (including, without limitation, changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, prepayment provisions and other administrative matters) that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Bank.

(v)“Benchmark Replacement Date” means the date specified by Bank in a notice to Borrower following a Benchmark Transition Event or Early Opt-in Election.

(vi)“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (A) the Benchmark Administrator has ceased or will cease to provide the Benchmark permanently or indefinitely or (B) the Benchmark is no longer representative of underlying markets.

(vii)“Corresponding Tenor” means a tenor having approximately the same length as the Interest Period, provided, however, that the Corresponding Tenor for Daily One Month LIBOR shall be one day.

(viii)“Early Opt-in Election” means the election by Bank to declare that the Benchmark will be replaced prior to the occurrence of a Benchmark Transition Event and the provision by Bank of written notice of such election to Borrower indicating that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) Term SOFR plus a spread adjustment that has been selected or recommended by the Relevant Governmental Body.

(ix)“Interest Period” means, initially, the applicable LIBOR interest period, and if a Benchmark Replacement is applicable, the tenor of the Benchmark Replacement.

(x)“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

(xi)“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator thereof, (or a successor administrator) on its website.

(xii)“Swap Agreement” means a swap agreement by and between Borrower and Bank or its affiliates.

(xiii)“Term SOFR” means the forward-looking term rate for the Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.”

1.6Section 5.9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 5.9.FINANCIAL CONDITION.  Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)Liquidity. Unencumbered Liquid Assets with an aggregate fair market value not at any time less than Ten Million and No/100 Dollars ($10,000,000.00).  As used herein, “Unencumbered Liquid Assets” shall mean cash, cash equivalents and/or publicly traded marketable securities acceptable to Bank in its sole discretion, free of any lien or other encumbrance.  Retirement account assets held in a fiduciary capacity by Borrower shall not qualify as Unencumbered Liquid Assets.

(b)Consolidated Total Debt/Consolidated EBITDA Ratio.  Ratio of Consolidated Total Debt to Consolidated EBITDA not greater than 3.00 to 1.00 as of each Fiscal Quarter end, determined on a rolling 4-quarter basis.

The term “Consolidated Total Debt” as used in this Section 5.9(b) shall have the definition given such terms in the Omaha Note Purchase Agreement (but excluding for purposes of this Section 5.9(b) any future amendments thereto not made with the written consent of Bank), which definitions shall survive for purposes of this Agreement notwithstanding the termination of the Omaha Note Purchase Agreement or the repayment in full of the Borrower’s obligations thereunder.

(c)Consolidated EBITDA/Consolidated Net Interest Expense Ratio.  Ratio of Consolidated EBITDA to Consolidated Net Interest Expense not less than 3.00 to 1.00 as of each Fiscal Quarter end, determined on a rolling 4-quarter basis.”

1.7Section 6.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 6.3.LIENS AND OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist, nor shall any Consolidated Subsidiary create, incur, assume or permit to exist, any lien on any asset now owned or hereafter acquired by it, and Borrower shall not incur and shall not permit any Subsidiary to incur any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, other than any liabilities of Subsidiaries existing as of, and disclosed to Bank prior to, the date hereof and listed on Schedule 6.3, and except for (a) any lien existing on any specific fixed asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event; (b) any lien on any specific fixed asset securing debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such lien attaches to such asset concurrently or within 18 months after the acquisition or completion of construction thereof; (c) any lien on any specific fixed asset of any corporation existing at the time such corporation is merged or consolidated with or into Borrower or a Consolidated Subsidiary and not created in contemplation of such event; (d) any lien existing on any specific fixed asset prior to the acquisition thereof by Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition; (e) liens securing debt owed by a Subsidiary to Borrower; (f) any lien arising out of the refinancing, extension, renewal or refunding of any debt secured by any lien permitted by any of the foregoing clauses (a) through (e), provided that such debt is not secured by any additional assets, and the amount of such debt secured by any such lien is not increased; (g) mechanics, warehousemen, carrier, landlord and other statutory liens which arise in the ordinary course of Borrower's or a Consolidated Subsidiary’s business for amounts not yet due, and liens in security deposits made in the ordinary course of Borrower's or a Consolidated Subsidiary’s business; (h) liens which (x) are incurred in connection with the purchase of looms, (y) secure debt consisting only of the deferred purchase price of such looms, and no other debt, which deferred purchase price debt is non-interest bearing and payable in no more than two (2) years from the date of purchase, and (z) encumber only the looms so purchased, and not any other assets; (i) debt owing to Borrower or another Subsidiary; and (j) additional unsecured debt (other than the Line of Credit) of Borrower and its Subsidiaries; provided, however, that the sum of (A) the aggregate amount of debt secured by liens permitted by the foregoing clauses (a) through (h), plus (B) debt of Borrower and its Subsidiaries permitted by clause (j) shall not exceed an aggregate amount equal to 15% of Consolidated Net Worth.”

1.8Section 6.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 6.5.GUARANTIES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except (a) any of the foregoing in favor of Bank, and (b) additional unsecured guaranties in amounts not to exceed an aggregate of $2,000,000.00 at any time outstanding.”

1.9Schedule 6.3 to the Credit Agreement is deleted and replaced by Schedule 6.3 attached hereto.

2.Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the fulfillment to Bank’s satisfaction of the following conditions:

(a)	Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)This Amendment;

(ii)	A Fourth Modification to Revolving Line of Credit Note; and
(iii)	Such other documentation as Bank may reasonably require in connection with this Amendment.

(b)

Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any substantial or material portion of the assets of Borrower.

(c)

Amendment Fee.  In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $60,000.00.

3.No Further Amendment.  Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

4.Representations and Warranties.  Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.  Borrower acknowledges and confirms that Bank has existing, valid first priority security interests and liens in the collateral securing the Line of Credit and that such security interests and liens shall secure Borrower’s obligations under the Credit Agreement as amended by this Amendment including, without limitation, all obligations under the Line of Credit Note and all future modifications of the Credit Agreement, the Line of Credit Note and the other Loan Documents.

5.Costs.  Borrower agrees to pay all costs and expenses of the Bank in connection with the preparation, execution and delivery of this Amendment, including without limitation the fees and expenses of the Bank’s legal counsel.

6.Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed, with the intention that it constitute an instrument under seal, as of the day and year first written above.

WELLS FARGO BANK,

CULP, INC.		NATIONAL ASSOCIATION

By:	/s/ Kenneth R. Bowling	By:	/s/ Tim Sechrest
Name:	Kenneth R. Bowling	Name:	Tin Sechrest
Title:	Exec VP, CFP	Title:	Sr. VP